Exhibits 5.2 & 23.2

[Letterhead of Richards, Layton & Finger, P.A.]

August 31, 2026

To Each of the Persons Listed
on Schedule A Attached Hereto

Re:	Exeter Automobile Receivables Trust 2026-4

Ladies and Gentlemen:

We have acted as special Delaware counsel to Exeter Automobile Receivables Trust 2026-4, a Delaware statutory trust (the “Trust”), in connection with the transactions contemplated by (i) the Trust Agreement, dated as of March 20, 2026, as amended and restated by the Amended and Restated Trust Agreement, dated as of August 9, 2026 (as amended and restated, the “Trust Agreement”), between EFCAR, LLC, a Delaware limited liability company, as depositor (the “Seller”), and Wilmington Trust Company, a Delaware trust company, as owner trustee (the “Owner Trustee”), and (ii) the Indenture, dated as of August 9, 2026 (the “Indenture”), among the Trust, Exeter Holdings Trust 2026-4, as holding trust (the “Holding Trust”) and Citibank, N.A., as indenture trustee (the “Indenture Trustee”).  This opinion is being delivered to you at your request.  Capitalized terms used herein and not otherwise defined are used as defined in, or by reference in, the Trust Agreement, except that reference herein to any document shall mean such document as in effect on the date hereof.

We have examined originals or copies of the following documents:

(a)	the Trust Agreement;

(b)	the Indenture;

(c)	the Contribution Agreement;

(d)	the Asset Representations Review Agreement;

(e)	the Sale and Servicing Agreement (the documents in paragraphs (b) through (e) being collectively referred to herein as the “Trust Documents”);

(f)	the Notes being issued today;

(g)	a form of the Certificates being issued today;

To Each of the Persons Listed
on Schedule A Attached Hereto
August 31, 2026

(h)
a certified copy of the certificate of trust of the Trust, which was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on March 20, 2026 (the “Certificate of Trust”); and

(i)	a Certificate of Good Standing for the Trust, dated August 28, 2026, obtained from the Secretary of State.

We have not reviewed any documents other than the foregoing documents for purposes of rendering our opinions as expressed herein.  In particular, we have not reviewed any document (other than the foregoing documents) that is referred to in or incorporated by reference into any document reviewed by us.  We have assumed that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein.  We have conducted no independent factual investigation of our own but have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

Based upon and subject to the foregoing and upon an examination of such questions of law as we have deemed necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth herein, we advise you that, in our opinion:

1. The Trust has been duly formed and is validly existing and in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq. (the “Act”).

2. The Trust has the power and authority, pursuant to the Trust Agreement and the Act, to execute, deliver and perform its obligations under the Trust Documents, to issue the Notes and the Certificates and to grant the Collateral (as defined in the Indenture) to the Indenture Trustee as security for the Notes.

3. The Trust Documents have been duly authorized, executed and delivered by the Trust.  The Notes have been duly authorized and executed by the Trust.

4. The Certificates have been duly authorized by the Trust and when duly executed and authenticated in accordance with the Trust Agreement and delivered to the holder thereof in accordance with the Trust Agreement, will be validly issued by the Trust and entitled to the benefits of the Trust Agreement.

5. Under § 3805(b) of the Act, no creditor of any Certificateholder shall have any right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, the property of the Trust except in accordance with the terms of the Trust Agreement.

6. Under § 3805(c) of the Act, except to the extent otherwise provided in the Trust Agreement, a Certificateholder has no interest in specific Trust Property.

To Each of the Persons Listed
on Schedule A Attached Hereto
August 31, 2026

7. The Owner Trustee is not required to hold legal title to the Owner Trust Estate in order for the Trust to qualify as a statutory trust under the Act.

8. Neither the execution, delivery and performance by the Trust of the Trust Documents, nor the consummation by the Trust of any of the transactions contemplated thereby, requires the consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action in respect of, any governmental authority or agency of the State of Delaware, other than the filing of the Certificate of Trust and any financing statements with the Secretary of State.

9. Neither the execution, delivery and performance by the Trust of the Trust Documents, nor the consummation by the Trust of the transactions contemplated thereby, is in violation of the Trust Agreement or of any law, rule or regulation of the State of Delaware applicable to the Trust.

10. Under § 3808(a) and (b) of the Act, the Trust may not be terminated or revoked by any Certificateholder, and the dissolution, termination or bankruptcy of any Certificateholder shall not result in the termination or dissolution of the Trust, except to the extent otherwise provided in the Trust Agreement.

The foregoing opinions are subject to the following exceptions, qualifications and assumptions.

A. The foregoing opinions are limited to the laws of the State of Delaware currently in effect.  We express no opinion with respect to (i) federal laws, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, the Investment Company Act of 1940, as amended, or the United States Corporate Transparency Act or any similar statute of any other jurisdiction, (ii) state tax, insurance, pension or employee benefit plan securities or blue sky laws or (iii) laws, rules or regulations relating to the particular nature of the Trust assets.

B. The opinions in paragraphs 4, 5, 6 and 10 are subject to (i) applicable bankruptcy, insolvency, liquidation, moratorium, receivership, reorganization, fraudulent transfer and similar laws relating to and affecting the rights and remedies of creditors generally, (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law) and (iii) judicial imposition of an implied covenant of good faith and fair dealing.

C. We have assumed (i) except to the extent provided in paragraph 1 above, the valid existence of each party to the documents examined by us under the laws of the jurisdiction governing its organization, (ii) except to the extent provided in paragraph 2 above, that each party has the power and authority to execute and deliver, and to perform its obligations under, the documents examined by us, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) except to the extent provided in paragraphs 3 and 4 above, that

To Each of the Persons Listed
on Schedule A Attached Hereto
August 31, 2026

each party has duly authorized, executed and delivered the documents examined by us, (v) that each party has complied and will comply with all of the obligations and has satisfied and will satisfy all of the conditions on its part to be performed or satisfied pursuant to the documents examined by us, (vi) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended, (vii) except to the extent provided in paragraphs 8 and 9 above, that the execution, delivery and performance of the documents examined by us by each of the parties thereto does not require the consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action in respect of, any governmental authority or agency applicable to it or any of its property or violate any agreement, indenture or instrument to which it is a party or by which it is bound or any provision of any law, rule, regulation, judgment, order, writ, injunction or decree of any court or governmental authority applicable to it or any of its property, and (viii) that the Trust has no activities or employees in the State of Delaware (other than having a trustee and the filing of documents with the Secretary of State).  We note that we have been retained to act as special Delaware counsel in connection with the transactions contemplated by the Trust Documents.  We are not regular counsel to the Trust and are not generally informed as to its business affairs.  To the extent our opinions set forth in paragraphs 8 and 9 relate to any Delaware law, rule or regulation or any consent of any governmental body of the State of Delaware (a “Delaware Governmental Authority”), our opinions relate only to such laws, rules and regulations and the requirements for consents of any Delaware Governmental Authority that are generally applicable to Delaware statutory trusts.

D. We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies conform with the originals, which facts we have not independently verified.

E. We express no opinion as to the creation, attachment, perfection or priority of any mortgage or security interest, any applicable debtor or creditor laws, including the Uniform Commercial Code as in effect in any jurisdiction, or the nature or validity of title to any property.  In addition, in rendering the opinions set forth above, we have not considered and express no opinion with respect to the applicability or effect of the choice-of-law rules of the Convention on the Law Applicable to Certain Rights in respect of Securities Held with an Intermediary, ratified September 28, 2016, S. Treaty Doc. No. 112-6 (2012) (the “Hague Securities Convention”) as in effect in the United States of America for matters governed by Article 2(1) of the Hague Securities Convention.

F. We have not participated in the preparation of any offering materials with respect to the Notes or the Certificates and assume no responsibility for their contents.

To Each of the Persons Listed
on Schedule A Attached Hereto
August 31, 2026

G. Notwithstanding any provision in the Trust Agreement or any Trust Documents to the contrary, we note that upon the occurrence of an event of dissolution of the Trust, the Trust cannot make any payments or distributions to a beneficial owner of the Trust until creditors’ claims are either paid in full or reasonable provision for payment thereof has been made.

H. With respect to the Trust Agreement, we express no opinion as to the validity or enforceability of provisions that purport to (i) restrict any right that a party may have to apply for a judicial dissolution of the Trust, (ii) impose transfer restrictions on a beneficial owner of the Trust to the extent that a transfer occurs by operation of law or (iii) bind a Person that is not a party to the Trust Agreement.

This opinion is rendered solely for your benefit in connection with the matters addressed herein.  Except as stated above, without our prior written consent, this opinion may not be relied upon by or furnished to any other person or entity for any purpose, provided, however, copies of this opinion letter may be posted by the Trust or Exeter Finance LLC to a password protected website accessible by any non-hired “nationally recognized statistical rating organization” (an “NRSRO”) that provides to the Trust or Exeter Finance LLC the certification required by subsection (e) of Rule 17g-5 under the Securities Exchange Act of 1934, as amended (or any successor provision to such subsection) (“Rule 17g-5”), and agrees to keep this opinion letter confidential as contemplated by Rule 17g-5; provided, that no such NRSRO will be entitled to rely on this opinion letter, and each such NRSRO, by accessing a copy of this opinion letter, will be deemed to have agreed to comply with the terms of this sentence and not to provide copies of this opinion letter to any other person; provided, however, copies of this opinion may be furnished to (i) the accountants and attorneys of an addressee, (ii) an auditor, governmental authority or regulatory authority having jurisdiction over the addressee, (iii) any other person pursuant to court order or judicial process or for the purpose of substantiating the addressee’s due diligence defense, and (iv) as otherwise required by law; provided further, that none of the foregoing persons is entitled to rely hereon unless an addressee hereof.  We also hereby consent to the filing of this opinion as an exhibit to the Depositor’s current report on Form 8-K.  In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

MSA/KAC/AM2/knp

SCHEDULE A

Exeter Finance LLC

EFCAR, LLC

Exeter Automobile Receivables Trust 2026-4

Exeter Holdings Trust 2026-4

Citibank, N.A.

Wilmington Trust Company

Moody’s Investors Service, Inc.

S&P Global Ratings

Wells Fargo Securities, LLC

BMO Capital Markets Corp.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

Citizens JMP Securities, LLC

Mizuho Securities USA LLC